Project Trilogy

Presentation to the Independent Committee of the Board of Directors

February 8, 2013 / Confidential

Jefferies

Disclaimer

The following pages contain materials provided to the Independent Committee of the Board of Directors (the "Committee") of Trilogy (the "Company" or "Trilogy") by Jefferies International Limited ("Jefferies").

These materials were prepared on a confidential basis in connection with an oral presentation to the Committee and not with a view toward complying with the disclosure standards under state or federal securities laws. These materials are for the use of the Committee (in its capacity as such) and may not be used for any other purpose without Jefferies' written consent.

The information contained in this presentation was based solely on publicly available information or information furnished to Jefferies. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects, and Jefferies makes no representation or warranty in respect of the accuracy, completeness or fair presentation of such information.

Jefferies does not provide accounting, tax, legal or regulatory advice. In addition, Jefferies and the Committee mutually agree that, subject to applicable law, the Company (and its employees, representatives and other agents) may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, and all materials of any kind (including tax opinions and other tax analyses) related thereto, without Jefferies imposing any limitation of any kind.

These materials have been prepared in English and any Chinese translation of these materials provided to the Committee by Jefferies are solely for informational purposes. Jefferies is not responsible for the accuracy or completeness of such translation and such translation will not be deemed to modify the substance of these materials.

Table of Contents

Transaction Overview	1
Company Overview	3
Financial Analysis Summary	7
Appendix	

Jefferies

Transaction Overview

Transaction Overview[1]

Summary of Selected Transaction Terms

Acquirer:	Trilogy Chairman and CEO, Dr. Jing Lou, other rollover shareholders and CPEChina Fund, L.P., a private equity fund associated with CITIC Private Equity Funds Management Co. Ltd. ("Citic PE")
Target:	3SBio Inc.
Transaction Structure:	Merger of an acquisition vehicle of Dr. Lou and CPEChina with and into Trilogy
Consideration:	▪ US$15.40 in cash per outstanding Trilogy American Depository Share ("ADS"), representing seven Trilogy ordinary shares ("Shares") ▪ US$2.20 in cash per outstanding Share
Rollover / Voting Agreements:	Certain holders will rollover shares (approximately 18.2% of the Company's outstanding shares) and enter into voting agreements to vote in favor of the merger
Non-Solicitation Provision:	▪ Trilogy non-solicitation provision, subject to exercise of Trilogy board's fiduciary duties with respect to a superior proposal (may terminate merger agreement upon execution of alternative acquisition agreement) ▪ Trilogy board may change its recommendation upon exercise of its fiduciary duties (but may not terminate the merger agreement)
Termination Fee:	▪ US$3 million payable by Trilogy in certain circumstances, plus expense reimbursement up to US$1 million cap ▪ US$6 million payable to Trilogy in certain circumstances, plus expense reimbursement up to US$1 million cap

(1) Based on draft dated February 6, 2013 of Agreement and Plan of Merger.

Company Overview

Trilogy Implied Multiples and Trading Summary

(US$ in millions, except per ADS data)

Summary

		Unaffected[1][2]	At Market	Per ADS Consideration
		9/11/2012	2/6/2013	
Share Price ($ per ADS)		$11.59	$13.84	$15.40
Fully Diluted ADS Outstanding (mm)[3]		23.737	23.747	23.752
Implied Equity Market Value		**$275.1**	**$328.7**	**$365.8**
Plus: Debt & NCI (9/30/12)		$1.7	$1.8	$1.8
Less: Cash (9/30/12)[4]		($126.6)	($132.0)	($132.0)
Total Implied Enterprise Value ("TEV")		**$150.2**	**$198.4**	**$235.5**
Implied Multiples				
	Data[5]	**Unaffected[1][2]**	**At Market**	**Per ADS Consideration**
TEV / CY 2012E Adj. EBITDA[6]	28.2	5.3x	7.0x	8.3x
TEV / CY 2013E Adj. EBITDA[6]	26.4	5.7x	7.5x	8.9x
Price / CY 2012E EPS	$0.71	16.3x	19.5x	21.7x
Price / CY 2013E EPS	0.71	16.3x	19.4x	21.6x
Trading Statistics				
Closing ADS Price (2/6/13)				$13.84
% of 52-Week High				*90.3%*
52-Week High (3/29/12)[7]				$15.33
52-Week Low (7/31/12)[7]				$10.15
3-Month Average Volume (000s)				71

Source: Trilogy management, Capital IQ and Trilogy public filings as of February 6, 2013.
(1) Last trading day prior to announcement of receipt of proposal from Dr. Lou and Citic PE to acquire Trilogy for $15.00 per Trilogy ADS in cash ("Lou / Citic PE Proposal")
(2) Based on cash of $126.6 million and non-controlling interests ("NCI") of $1.7 million as of June 30, 2012 per Trilogy public filings.
(3) Based on ordinary shares of 155,726,688 divided by 7 to equal 22.247 million basic shares (ADS) outstanding as of February 6, 2013 per Trilogy management. Based on 1.419 million restricted shares and restricted share units and 0.134 million options with weighted average exercise price of $5.45 per share (ADS) outstanding as of February 6, 2013 per Trilogy management, calculated using treasury stock method.
(4) Cash includes the following current assets on Trilogy's U.S. denominated balance sheet: "Cash and cash equivalents," "Time deposits with financial institutions" and "Available-for-sale securities."
(5) Financial projections per Trilogy management.
(6) Adjusted to exclude stock-based compensation.
(7) 52-week high and low based on intraday prices.

LTM Annotated Stock Chart


Share Price
($ per ADS)
$16.00
$14.00
$12.00
$10.00
$8.00
Volume
(000s)
700
600
500
400
300
200
100
0
09/12/12: Received Dr. Lou / Citic PE Proposal
Feb-12
Mar-12
May-12
Jul-12
Sep-12
Oct-12
Dec-12
Feb-13
Volume
Share Price ($ per ADS)

Source: Capital IQ as of February 6, 2013.

Volume Weighted Average ADS Price

Market Snapshot

Based on Current ADS Price:

Current (02/06/13)	$13.84
1-Year VWAP[1]	$13.06
30-Day VWAP[1]	$13.35
52-Week High[2]	$15.33
52-Week Low[2]	$10.15
LTM ADTV (000's)	64.0

Prior to Lou / Citic PE Proposal Announcement:

Unaffected (9/11/12)	$11.59
1-Year VWAP[1]	$12.18
30-Day VWAP[1]	$11.54
52-Week High[2]	$15.33
52-Week Low[2]	$9.26
LTM ADTV (000's)	62.7

Last 12 Months (Actual)[1]



120.0%
100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
0.0%
0.0%
1.6%
1.6%
16.2%
14.7%
31.3%
15.0%
93.4%
62.2%
99.0%
5.5%
100.0%
1.0%
$9.00 - $10.00
$10.00 - $11.00
$11.00 - $12.00
$12.00 - $13.00
$13.00 - $14.00
$14.00 - $15.00
$15.00 - $16.00
Volume Traded
Cumulative Volume

Last 12 Months (Pre-Lou / Citic PE Proposal Announcement on 09/12/12)[1]



120.0%
100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
4.1%
4.1%
20.1%
16.0%
46.4%
26.3%
66.4%
20.1%
93.6%
27.2%
99.0%
5.3%
100.0%
1.0%
$9.00 - $10.00
$10.00 - $11.00
$11.00 - $12.00
$12.00 - $13.00
$13.00 - $14.00
$14.00 - $15.00
$15.00 - $16.00
Volume Traded
Cumulative Volume

Source: Capital IQ as of February 6, 2013.
(1) Based on daily closing prices.
(2) 52-week high and low based on intraday prices.

Financial Analysis Summary

Summary Historical and Projected Financials

($ in millions, except per ADS data)

- Projections from 2012P – 2017P provided by Trilogy management
- Financials have been converted into U.S. Dollars at exchange rates in footnote below
- Management projects revenue growth deceleration and gross margin degradation due to[1]:
  - Increased pricing pressure
  - New competition for currently marketed products
- Management projects operating margin compression due to[1]:
  - Increased sales and marketing spend in new markets
  - Current and upcoming research and development spend associated with new products

Historical and Projected Financial Performance

	Fiscal Year Ending December 31,									
	2009A	2010A	2011A	2012P	2013P	2014P	2015P	2016P	2017P	'12 - '17 CAGR (%)
Total Revenue	$46.4	$61.8	$83.8	$106.6	$119.0	$135.0	$148.4	$160.8	$172.4	*10.1%*
Cost of Sales	3.7	6.2	9.0	12.8	15.5	18.9	22.3	25.7	29.3	
Gross Profit	$42.7	$55.7	$74.8	$93.9	$103.5	$116.1	$126.1	$135.1	$143.1	*8.8%*
Research & Development	2.8	5.8	6.5	10.0	13.4	9.4	10.2	12.4	13.5	
Sales & Marketing	22.2	28.8	39.4	50.1	57.1	66.1	74.2	80.4	86.2	
General & Administrative	5.3	8.2	10.3	13.2	14.7	16.7	18.3	19.9	21.3	
Total Operating Expenses	30.3	42.8	56.2	73.3	85.2	92.3	102.8	112.7	121.0	
Grant Income	0.1	0.2	0.2	0.1	0.1	0.1	0.1	0.1	0.0	
Operating Income	$12.4	$13.0	$18.8	$20.7	$18.4	$23.9	$23.4	$22.5	$22.1	*1.3%*
Other Income / (Expense)	1.5	2.2	2.3	(0.3)	2.6	2.7	2.9	3.1	3.5	
Pre-tax Income	13.9	15.2	21.1	20.4	21.0	26.6	26.3	25.6	25.6	
Income Tax Expense	1.7	3.2	4.4	4.2	4.4	5.6	5.5	5.4	5.4	
Net Income	$12.2	$12.0	$16.7	$16.2	$16.6	$21.0	$20.8	$20.2	$20.2	*4.6%*
Non-Controlling Interest Expense	0.0	0.0	(0.1)	(0.1)	0.0	0.0	0.0	0.0	0.0	
Net Income Attributable to Trilogy	$12.2	$12.0	$16.8	$16.2	$16.6	$21.0	$20.8	$20.2	$20.2	*4.5%*
Weighted Avg. ADS O/S	21.5	21.6	21.9	22.9	23.3	23.7	24.2	24.6	25.0	
EPS ($ per ADS)	$0.57	$0.56	$0.77	$0.71	$0.71	$0.89	$0.86	$0.82	$0.81	*2.6%*
Operating Income	12.4	13.0	18.8	20.7	18.4	23.9	23.4	22.5	22.1	
Depreciation & Amortization	1.2	2.2	3.5	4.0	4.5	4.8	6.6	6.9	10.6	
Stock Based Compensation	1.0	3.6	3.3	3.5	3.5	3.5	3.5	3.5	3.5	
Adjusted EBITDA	$14.6	$18.8	$25.6	$28.2	$26.4	$32.2	$33.6	$32.9	$36.2	*5.1%*
Capital Expenditures	14.0	6.0	5.4	5.2	18.9	18.9	11.4	11.4	3.0	
Purchase of Intangible Assets	0.0	6.1	1.3	1.9	1.9	1.9	1.9	1.9	1.9	
Increase in Net Working Capital		8.3	1.7	5.1	2.7	3.1	2.7	2.2	2.1	
Growth										
Revenue		33.3%	35.5%	27.3%	11.6%	13.4%	9.9%	8.4%	7.2%	
Gross Profit		30.4%	34.4%	25.5%	10.3%	12.1%	8.7%	7.1%	5.9%	
Operating Income		4.5%	44.6%	10.1%	(11.1%)	29.8%	(1.8%)	(4.1%)	(1.7%)	
Adjusted EBITDA		29.1%	36.0%	10.1%	(6.3%)	21.9%	4.3%	(1.9%)	9.9%	
Net Income		(1.7%)	39.4%	(3.3%)	2.6%	26.6%	(1.0%)	(2.7%)	(0.0%)	
Margins										
Gross Profit	92.0%	90.1%	89.3%	88.0%	87.0%	86.0%	85.0%	84.0%	83.0%	
Operating Expense	65.4%	69.3%	67.1%	68.7%	71.6%	68.4%	69.2%	70.1%	70.2%	
Operating Income	26.8%	21.0%	22.5%	19.4%	15.5%	17.7%	15.8%	14.0%	12.8%	
Adjusted EBITDA	31.5%	30.5%	30.6%	26.4%	22.2%	23.9%	22.6%	20.5%	21.0%	
Net Income	26.3%	19.4%	20.0%	15.2%	14.0%	15.6%	14.0%	12.6%	11.7%	

Source: Historical financial data per Trilogy public filings and Trilogy management. Projected financial information per Trilogy management.
Note: Financial information converted from Chinese Renminbi to U.S. Dollars based on average exchange rate for each of 2009A (6.833), 2010A (6.771) and 2011A (6.465), and spot rate as of February 6, 2013 for 2012P-2017P (6.237).
(1) Based on management guidance.

Methodologies and Additional Information

Methodology	General Description	Comments
Selected Public Companies Analysis	▪ A method of valuing an entity relative to selected publicly traded companies that are deemed relevant based on various financial and operating characteristics	▪ Reviewed seven public companies in the Chinese pharmaceuticals sector, as well as seven public companies in the U.S.-focused specialty pharmaceuticals sector
Selected Precedent Transactions Analysis	▪ A method of valuing an entity relative to selected merger and acquisition ("M&A") transactions involving companies that are deemed relevant based on various financial and operating characteristics	▪ Reviewed nine selected M&A transactions announced since 2008 involving companies in the Chinese pharmaceuticals sector or the ex-China specialty pharmaceuticals sector
Discounted Cash Flow Analysis	▪ A method of valuing an entity based on its risk-adjusted projected cash flow	▪ Terminal values calculated using perpetuity growth rates of 4.0% to 6.0% ▪ Present values calculated using discount rates of 12.2% – 13.2%

Additional Information		
Premiums Paid	▪ A review, as an additional reference point for informational purposes, of premiums paid in selected M&A transactions with public sellers	▪ Reviewed 23 China-based public take-private transactions announced since 1/1/2010 ▪ Also reviewed the selected transactions included in the Selected Precedent Transactions Analysis

Note: Jefferies did not attribute any particular weight to any analysis, methodology or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, Jefferies' analyses must be considered as a whole. Considering any portion of the analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying these materials.

Financial Analysis

Methodology

Selected Public Companies Analysis

CY2013E P/E
- 16.5x – 18.5x CY2013E Adj. EPS of $0.71[3]

CY2012E EV/EBITDA
- 9.0x – 11.0x CY2012E Adjusted EBITDA of $28.2mm[3][4]

CY2013E EV/EBITDA
- 7.5x – 9.0x CY2013E Adjusted EBITDA of $26.4mm[3][4]

Selected Precedent Transactions Analysis

CY2012E EV/EBITDA
- 9.0x – 11.0x CY2012E Adjusted EBITDA of $28.2mm[3][4]

Discounted Cash Flow Analysis
- Perpetuity Growth: 4.0% – 6.0%
- Discount Rate: 12.2% – 13.2%

Premiums Paid[5]

China Take-Private Transactions
- 20% - 45% Premium to Unaffected Closing ADS Price (9/11/12)[2] of $11.59

Selected Precedent Transactions
- 15% - 30% Premium to Unaffected Closing ADS Price (9/11/12)[2] of $11.59

Implied Equity Value per Trilogy ADS[1]

($ per ADS)

Unaffected Closing ADS Price (9/11/12):[2] $11.59 — Per ADS Consideration: US$15.40



$11.76
$13.18
$16.18
$18.55
$13.83
$15.50
$16.18
$18.55
$11.44
$14.17
$13.91
$16.81
$13.33
$15.07
$7.50
$10.00
$12.50
$15.00
$17.50
$20.00
$22.50

Implied Equity Value per Trilogy Share[6]

($ per Share)

Per Share Consideration: US$2.20

Methodology	Implied Equity Value per Trilogy ADS ($ per ADS)	Implied Equity Value per Trilogy Share ($ per Share)
Selected Public Companies – CY2013E P/E	$11.76 – $13.18	$1.68 to $1.88
Selected Public Companies – CY2012E EV/EBITDA	$16.18 – $18.55	$2.31 to $2.65
Selected Public Companies – CY2013E EV/EBITDA	$13.83 – $15.50	$1.98 to $2.21
Selected Precedent Transactions – CY2012E EV/EBITDA	$16.18 – $18.55	$2.31 to $2.65
Discounted Cash Flow Analysis	$11.44 – $14.17	$1.63 to $2.02
Premiums Paid – China Take-Private Transactions	$13.91 – $16.81	$1.99 to $2.40
Premiums Paid – Selected Precedent Transactions	$13.33 – $15.07	$1.90 to $2.15

Adjusted EBITDA:	$7.50	$10.00	$12.50	$15.00	$17.50	$20.00	$22.50	Metric
	Enterprise Value /							
CY2012E[3][4]	1.7x	3.8x	5.9x	8.0x	10.1x	12.2x	14.3x	$28.2mm
CY2013E[3][4]	1.8x	4.1x	6.3x	8.6x	10.8x	13.0x	15.3x	$26.4mm

Source: Trilogy management and Capital IQ.

(1) Based on net cash of $130.3 million (net of $1.8 million of non-controlling interest) as of September 30, 2012 per Trilogy public filings. Based on 22.247 million basic shares (ADS) outstanding as of February 6, 2013 and 1.419 million restricted shares and restricted share units and 0.134 million options with weighted average exercise price of $5.45 per share (ADS) outstanding as of February 6, 2013 per Trilogy management, calculated using treasury stock method.
(2) Last trading day prior to announcement of Lou / Citic PE Proposal.
(3) Based on Trilogy management projections. Trilogy financials converted from Chinese Renminbi to U.S. Dollars (see page 8 for additional details).
(4) Adjusted to exclude stock-based compensation.
(5) For informational purposes.
(6) Calculated based upon assumption per Trilogy management that each Trilogy ADS is convertible into, and equivalent to, seven Trilogy Shares.

Jefferies

Selected Public Companies Analysis

($ in millions, except per share data)

Company	Closing Share Price (02/06/13) ($)	% of 52-Wk High (%)	FD Equity Value [1] ($mm)	Enterprise Value [2] ($mm)	EV / Adj. EBITDA[3] CY12 (x)	EV / Adj. EBITDA[3] CY13 (x)	Price / EPS CY13 (x)	Revenue CAGR '12-'14 (%)	EBITDA CAGR '12-'14 (%)
Biopharma - China									
Lansen Pharmaceutical Holdings Co., Ltd	$0.30	90.2%	$123	$144	10.3x	8.0x	7.6x	19.9%	25.4%
Lee's Pharmaceutical Holdings Ltd.	0.73	97.9%	398	361	16.7x	12.5x	17.6x	28.4%	30.9%
SciClone Pharmaceuticals, Inc.	5.00	66.0%	288	201	4.5x	3.6x	na	na	21.1%
Sihuan Pharmaceutical Holdings Group Ltd.	0.44	92.9%	2,282	1,897	9.5x	8.0x	13.1x	19.1%	16.4%
Simcere Pharmaceutical Group.[4]	7.65	74.6%	417	472	13.0x	11.1x	21.7x	9.3%	17.5%
Sino Biopharmaceutical Ltd.	0.52	97.6%	2,549	2,338	10.4x	8.7x	20.0x	19.9%	16.4%
Sinovac Biotech Ltd.	3.24	83.5%	179	138	nm	nm	nm	9.8%	nm
Median		**90.2%**			**10.3x**	**8.4x**	**17.6x**	**19.5%**	**19.3%**
Biopharma - U.S-Focused Companies									
Cubist Pharmaceuticals Inc.	$43.52	87.3%	$3,221	$2,726	9.7x	12.5x	19.3x	11.0%	(10.3%)
Hi-Tech Pharmacal Co. Inc.	37.00	85.9%	536	434	7.0x	6.3x	12.7x	6.6%	7.5%
Jazz Pharmaceuticals plc[5]	57.50	95.8%	3,714	3,892	11.5x	7.8x	10.1x	27.0%	37.8%
The Medicines Company[6]	30.28	98.1%	1,736	1,676	nm	14.0x	14.7x	16.6%	47.1%
Questcor Pharmaceuticals, Inc.[7]	26.80	45.5%	1,669	1,607	5.6x	4.3x	6.8x	17.4%	9.4%
Salix Pharmaceuticals Ltd.	48.65	86.9%	3,097	3,391	13.1x	9.6x	14.5x	22.4%	31.3%
Spectrum Pharmaceuticals, Inc.[8]	12.24	70.0%	801	730	9.0x	5.8x	7.5x	7.0%	32.8%
Median		**86.9%**			**9.4x**	**7.8x**	**12.7x**	**16.6%**	**31.3%**
Trilogy (Unaffected)[9]	**$11.59**	**75.6%**	**$275**	**$150**	**5.3x**	**5.7x**	**16.3x**	**12.5%**	**6.9%**
Trilogy (Per ADS Consideration)	**15.40**	**100.5%**	**366**	**236**	**8.3x**	**8.9x**	**21.6x**	**12.5%**	**6.9%**

Source: Trilogy public filings, Bloomberg and Capital IQ as of February 6, 2013.

Note: "na" indicates data is not publicly available; "nm" indicates data is not meaningful (i.e., EV / Adj. EBITDA multiple or Price / EPS multiple was greater than 20.0x or 30.0x, respectively).

(1) FD Equity Value = Share Price * (Common Shares Outstanding + Restricted Stock + Options and Warrants using Treasury Stock Method).
(2) Enterprise Value = FD Equity Value – Cash and Cash Equivalents + Total Debt + Preferred Equity + Non-Controlling Interests.
(3) Adjusted EBITDA includes add-back of stock-based compensation.
(4) Simcere Pharmaceutical Group balance sheet pro forma for sale of 35% acquisition stake in Shanghai Celgen BioPharmaceutical Co. Ltd. for RMB 302 million in cash.
(5) Jazz Pharmaceuticals balance sheet pro forma for sale of Women's Health business to Meda AB for US$95 million in cash.
(6) The Medicines Company balance sheet pro forma for $185 million initial upfront cash payment for acquisition of Incline Therapeutics and $25 million initial upfront cash payment for acquisition of Alnylan Pharmaceutical's PCSK-9 products.
(7) Questcor Pharmaceuticals, Inc. balance sheet pro forma for CAD50 million (based on 1.00835 exchange rate as of 01/18/2013) upfront cash payment for acquisition of BioVectra Inc.
(8) Spectrum Pharmaceuticals balance sheet pro forma for Allos Therapeutics acquisition ($108 million net of Allos cash). 2012 EBITDA pro forma for full-year impact of transaction and 2012 EPS consensus without pro forma adjustments.
(9) Based on Trilogy closing ADS price on September 11, 2012, the last trading day prior to announcement of Lou / Citic PE Proposal.

Selected Precedent Transactions Analysis

Date Announced	Acquirer	Target	Transaction Value[(1)] ($mm)	TV / Adj. EBITDA[(2)] LTM (x)	% Premium Paid 1 Day (%)
05/09/12	CEO	Nuokang Bio-Pharmaceutical	77.9	14.3x	56.8%
11/09/11	STADA	Spirig Pharma	107.8	10.2x	na
08/01/11	Shionogi	C&O	236.1	10.0x	11.1%
10/29/10	Hikma Pharmaceuticals	Baxter's US Generic Injectables Division	112.0	7.7x	na
10/28/10	Sanofi-Aventis	BMP Sunstone	509.0	nm	30.5%
04/08/10	CEO / Fosun	Tongjitang	102.9	nm	19.0%
08/24/09	Management / MSPE	Sihuan	254.2	5.2x	25.2%
03/31/08	Teva Pharmaceutical Industries	Bentley Pharmaceuticals	342.7	17.4x	na
02/05/08	MBK / Management	Luye	243.1	15.0x	13.3%
Median				**10.2x**	**22.1%**
25% Percentile					**14.7%**
75% Percentile					**29.2%**

Source: Public filings, press releases, Capital IQ and Wall Street research.
Note: "na" indicates data is not publicly available; "nm" indicates data is not meaningful (i.e., if company did not trade or if TV/EBITDA multiple was greater than 30.0x).
(1) Transaction Value = FD Equity Value – Cash and Cash Equivalents + Total Debt + Preferred Equity + Non-Controlling Interests.
(2) Adjusted EBITDA includes add-back of stock-based compensation.

Discounted Cash Flow Analysis

($ in millions, except per ADS data)

($ in millions, except per ADS)	2012P	2013P	2014P	2015P	2016P	2017P	CAGR 12P – 17P	FCF n+1[1]
	Fiscal Year Ending December 31,							
Revenue	$106.6	$119.0	$135.0	$148.4	$160.8	$172.4	*10.1%*	$181.1
% Growth		*11.6%*	*13.4%*	*9.9%*	*8.4%*	*7.2%*		
Adjusted EBITDA	28.2	26.4	32.2	33.6	32.9	36.2	*5.1%*	38.0
Less: Depreciation & Amortization	(4.0)	(4.5)	(4.8)	(6.6)	(6.9)	(10.6)		(11.1)
Less: Stock-Based Compensation	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)		(3.5)
EBIT	20.7	18.4	23.9	23.4	22.5	22.1	*1.3%*	23.4
Less: Tax Expense	(4.2)	(4.4)	(5.6)	(5.5)	(5.4)	(5.4)		(5.7)
NOPAT	16.5	14.0	18.3	17.9	17.1	16.7		17.7
Plus: Depreciation & Amortization	4.0	4.5	4.8	6.6	6.9	10.6		11.1
Plus: Stock-Based Compensation	3.5	3.5	3.5	3.5	3.5	3.5		3.5
Less: Capital Expenditures[2]	(5.2)	(18.9)	(18.9)	(11.4)	(11.4)	(3.0)		(9.2)
Less: Purchase of Intangible Assets[3]	(1.9)	(1.9)	(1.9)	(1.9)	(1.9)	(1.9)		(1.9)
Less: Increase in Net Working Capital	(5.1)	(2.7)	(3.1)	(2.7)	(2.2)	(2.1)		(2.2)
Unlevered Free Cash Flow	11.7	(1.6)	2.7	12.0	12.0	23.8		19.0
PV of Free Cash Flow[4]		(1.5)	2.2	8.9	7.9	13.9		

Implied Value Per ADS[5]

Discount Rate	Perpetuity Growth Rate 4.0%	5.0%	6.0%
12.2%	$12.28	$13.09	$14.17
12.7%	11.83	12.54	13.45
13.2%	11.44	12.05	12.83

Implied LTM EBITDA Exit Multiple (x)

Discount Rate	Perpetuity Growth Rate 4.0%	5.0%	6.0%
12.2%	6.4x	7.3x	8.6x
12.7%	6.0x	6.8x	7.9x
13.2%	5.7x	6.4x	7.4x

Source: Projections per Trilogy management.
Note: Present value date of December 31, 2012.
(1) Assumes annual growth equal to perpetuity growth rate of 5.0%.
(2) Capital expenditures for terminal value calculation assumed to be equal to depreciation and amortization less purchase of intangible assets.
(3) Purchase of intangible assets for terminal value calculation assumed to be equal to 2017P value.
(4) Present value of free cash flow based on midpoint of discount rate of 12.7%
(5) Implied value per ADS based on cash, non-controlling interest and diluted shares (ADS) outstanding of $132.0 million, $1.8 million and 23.747 million (based on market price), respectively.

Jefferies

Appendix

Summary Historical and Projected Financials (Local Currency)

(Renminbi in millions, except per ADS data)

- Projections from 2012P – 2017P provided by Trilogy management

Historical and Projected Financial Performance

	Fiscal Year Ending December 31,									
	2009A	2010A	2011A	2012P	2013P	2014P	2015P	2016P	2017P	'12 - '17 CAGR (%)
Total Revenue	¥316.9	¥418.6	¥541.6	¥665.1	¥742.1	¥841.8	¥925.5	¥1,003.0	¥1,075.4	*10.1%*
Cost of Sales	25.2	41.7	58.1	79.8	96.5	117.9	138.8	160.5	182.8	
Gross Profit	¥291.7	¥377.0	¥483.5	¥585.3	¥645.6	¥724.0	¥786.7	¥842.5	¥892.6	*8.8%*
Research & Development	19.4	39.4	41.8	62.3	83.4	58.9	63.8	77.2	84.3	
Sales & Marketing	151.7	194.9	254.8	312.6	356.2	412.5	462.8	501.5	537.7	
General & Administrative	36.2	55.9	66.9	82.2	91.7	104.0	114.3	123.9	132.8	
Total Operating Expenses	207.3	290.1	363.5	457.0	531.2	575.4	640.9	702.7	754.8	
Grant Income	0.7	1.3	1.6	0.9	0.4	0.4	0.4	0.4	0.2	
Operating Income	¥85.1	¥88.1	¥121.6	¥129.2	¥114.8	¥148.9	¥146.2	¥140.3	¥137.9	*1.3%*
Other Income / (Expense)	10.1	15.0	14.7	-1.9	16.4	17.0	18.0	19.6	21.8	
Pre-tax Income	95.2	103.1	136.4	127.3	131.1	165.9	164.2	159.8	159.7	
Income Tax Expense	11.7	21.8	28.2	26.3	27.5	34.8	34.5	33.6	33.5	
Net Income	¥83.4	¥81.3	¥108.2	¥100.9	¥103.6	¥131.1	¥129.8	¥126.3	¥126.2	*4.6%*
Non-Controlling Interest Expense	0.0	0.0	-0.4	-0.4	0.0	0.0	0.0	0.0	0.0	
Net Income Attributable to Trilogy	¥83.4	¥81.3	¥108.6	¥101.3	¥103.6	¥131.1	¥129.8	¥126.3	¥126.2	*4.5%*
Weighted Avg. ADS O/S	21.5	21.6	21.9	22.9	23.3	23.7	24.2	24.6	25.0	
EPS (Yuan per ADS)	¥3.88	¥3.76	¥4.96	¥4.43	¥4.44	¥5.52	¥5.37	¥5.13	¥5.04	*2.6%*
Operating Income	85.1	88.1	121.6	129.2	114.8	148.9	146.2	140.3	137.9	
Depreciation & Amortization	8.1	15.0	22.8	24.8	28.0	29.9	41.3	43.2	65.8	
Stock Based Compensation	6.6	24.5	21.2	22.0	22.0	22.0	22.0	22.0	22.0	
Adjusted EBITDA	¥99.7	¥127.6	¥165.6	¥175.9	¥164.8	¥200.9	¥209.5	¥205.4	¥225.8	*5.1%*
Capital Expenditures	95.8	40.8	34.9	32.7	118.1	118.1	70.9	70.9	18.9	
Purchase of Intangible Assets	0.0	41.3	8.1	12.0	12.0	12.0	12.0	12.0	12.0	
Increase in Net Working Capital		55.8	6.2	27.9	16.9	19.1	17.0	14.0	13.1	
Growth										
Revenue		32.1%	29.4%	22.8%	11.6%	13.4%	9.9%	8.4%	7.2%	
Gross Profit		29.2%	28.3%	21.0%	10.3%	12.1%	8.7%	7.1%	5.9%	
Operating Income		3.6%	38.1%	6.2%	(11.1%)	29.8%	(1.8%)	(4.1%)	(1.7%)	
Adjusted EBITDA		28.0%	29.8%	6.2%	(6.3%)	21.9%	4.3%	(1.9%)	9.9%	
Net Income		(2.6%)	33.1%	(6.7%)	2.6%	26.6%	(1.0%)	(2.7%)	(0.0%)	
Margins										
Gross Profit	92.0%	90.1%	89.3%	88.0%	87.0%	86.0%	85.0%	84.0%	83.0%	
Operating Expense	65.4%	69.3%	67.1%	68.7%	71.6%	68.4%	69.2%	70.1%	70.2%	
Operating Income	26.8%	21.0%	22.5%	19.4%	15.5%	17.7%	15.8%	14.0%	12.8%	
Adjusted EBITDA	31.5%	30.5%	30.6%	26.4%	22.2%	23.9%	22.6%	20.5%	21.0%	
Net Income	26.3%	19.4%	20.0%	15.2%	14.0%	15.6%	14.0%	12.6%	11.7%	

Source: Historical financial data per Trilogy public filings and Trilogy management. Projected financial information per Trilogy management.

Premiums Paid Overview

Selected China Go-Private Transactions Announced Since January 1, 2010

	Premiums Prior to Announcement (%)
	1 Day
High	100.0%
75th Percentile	45.2%
Median	**24.2%**
25th Percentile	21.4%
Low	9.7%

Source: Capital IQ.
Note: Dataset includes 23 selected precedent transactions.

Weighted Average Cost of Capital

($ in Millions)

Illustrative WACC Calculation

Equity Risk Premium (Rm-Rf)	6.6%
China Risk Premium	1.3%
Multiplied by: Levered Beta	0.951
Adjusted Equity Risk Premium	7.5%
Risk-free Rate of Return (Rf)	2.8%
Size Premium	2.8%
Cost of Equity (Ke)	**13.1%**
Equity / Capital	93.6%
Cost of Equity Portion	**12.3%**
Cost of Debt (Kd)	**7.2%**
Assumed Tax Rate	19.6%
After-Tax Cost of Debt	**5.8%**
Debt / Capital	6.4%
Cost of Debt Portion	**0.4%**
WACC	**12.7%**

Assumptions

Equity Risk Premium (Rm-Rf)[1]	6.6%
China Risk Premium[2]	1.3%
Risk-Free Rate of Return (Rf)[3]	2.8%
Size Premium[4]	2.8%
Assumed Cost of Debt (Kd)[5]	7.2%
Median Tax Rate for Selected Chinese Companies	19.6%
Assumed Debt / Capital	6.4%

Beta Determination

Company	Adjusted 2-Yr Beta[6]	Market Value of Equity[7]	Total Debt, NCI & Pref Stock	Tax Rate	Leverage Ratios D/E	Leverage Ratios D/(D+E)	Unlevered 2-Yr Beta[8]
China							
Lansen Pharmaceutical Holdings Co., Ltd	1.062	$123.1	$26.8	17.9%	21.8%	17.9%	0.901
Lee's Pharmaceutical Holdings Ltd.	0.555	398.5	4.8	14.6%	1.2%	1.2%	0.549
SciClone Pharmaceuticals, Inc.	1.025	287.8	0.0	nm	-	-	1.025
Sihuan Pharmaceutical Holdings Group Ltd.	1.081	2,282.4	91.4	21.6%	4.0%	3.8%	1.048
Simcere Pharmaceutical Group.	0.720	417.5	127.7	nm	30.6%	23.4%	0.601
Sino Biopharmaceutical Ltd.	0.464	2,549.0	175.0	21.2%	6.9%	6.4%	0.440
Sinovac Biotech Ltd.	1.352	178.6	41.7	nm	23.4%	18.9%	1.174
Mean	**0.894**	**$891.0**	**$66.8**	**18.8%**	**12.5%**	**10.2%**	**0.820**
Median	**1.025**	**398.5**	**41.7**	**19.6%**	**6.9%**	**6.4%**	**0.901**
Trilogy	0.967	328.7	1.8	22.5%	0.5%	0.5%	0.963

Unlevered Beta	
Median Unlevered Beta	**0.901**
Median Debt / Capital	**6.4%**
Implied Debt / Equity	**6.9%**
Levered Beta[9]	**0.951**

Note: "nm" denotes data not meaningful.
(1) Represents current long-term historical arithmetic average equity risk premium per 2012 Ibbotson SBBI Risk Premia Over Time Report.
(2) Represents spread between yield on 20-year sovereign bonds of China and U.S. as of February 6, 2013.
(3) Represents 20-year U.S. Treasury yield per U.S. Department of Treasury as of February 6, 2013.
(4) Represents ninth decile size premium per 2012 Ibbotson SBBI Risk Premia Over Time Report.
(5) Represents yield to worst of U.S. High Yield B index as of February 5, 2013 plus spread between yield on 20-year sovereign bonds of China and U.S.
(6) Represents adjusted beta per Bloomberg for past two years on a weekly basis as of February 1, 2013 relative to S&P 500 for U.S.-traded companies and Hang Seng for China-traded companies.
(7) Equity values based on closing share prices as of February 6, 2013.
(8) Unlevered Beta = Levered Beta / [1 + ((D/E) * (1-T))]. Assumes tax rate equal to 35% if effective tax is not meaningful.
(9) Levered Beta = Unlevered Beta * [1 + ((D/E) * (1-T))].